Exhibit 15

October 24, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our reports dated April 17, 2002, July 17, 2002 and October 17, 2002 on our review of interim financial information of United Technologies Corporation (the "Corporation’) as of and for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002 and included in the Corporation's quarterly report on Form 10-Q for the quarters then ended is incorporated by reference in its Registration Statement on Form S-8 for the Hamilton Sundstrand de Puerto Rico Savings Plan dated October 24, 2002.

Very truly yours,

PricewaterhouseCoopers LLP
Hartford, Connecticut